Exhibit 99.1

Mesa Labs Announces New Segment Reporting

Lakewood, Colorado, December 23, 2021 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (“we,” “us,” “our,” “Mesa” or the “Company”) today announced new segment reporting which will align our reportable segments with our increased strategic focus on higher growth applications within the regulated segments of the Life Sciences Tools market.

“The acquisition of Agena Bioscience, Inc. furthers our vision of Protecting the Vulnerable® and has provided an impetus for us to make certain strategic changes to the way we manage our various business units,” said Gary Owens, CEO. “Our new segment alignment allows us to efficiently and effectively serve Mesa’s stakeholders and reflects the way we are currently managing our business units.”

Beginning with the third quarter of fiscal year 2022, the new segment reporting structure will be comprised of the following four reportable segments: Sterilization and Disinfection Control, Clinical Genomics, Biopharmaceutical Development and Calibration Solutions.

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Sterilization and Disinfection Control: This reportable segment is consistent with historical presentation. The Sterilization and Disinfection Control division manufactures and sells biological, cleaning, and chemical indicator products used to assess the effectiveness of sterilization and disinfection processes in the hospital, dental, medical device, and pharmaceutical industries. The division also provides testing and laboratory services, mainly to the dental industry.

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Clinical Genomics: This is a new reportable segment comprised of the recently acquired Agena Bioscience, Inc. business. The Clinical Genomics division develops, manufactures, and sells highly sensitive, low-cost, high-throughput, genetic analysis tools used by clinical labs to perform genomic clinical testing (both lab developed tests and full in vitro diagnostic panels) in several therapeutic areas, such as newborn screenings and oncology.

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Biopharmaceutical Development: This reportable segment is consistent with historical presentation. The Biopharmaceutical Development division develops, manufactures, and sells automated systems for protein analysis (immunoassays) and peptide synthesis solutions. Immunoassays and peptide synthesis solutions accelerate the discovery, development, and manufacture of biotherapeutic drugs. Customers include academic research and development laboratories and biopharmaceutical research, development, and manufacturing teams at biopharmaceutical companies.

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Calibration Solutions: This new reportable segment is comprised of the historical Instruments and Continuous Monitoring reportable segments. Following the acquisition of Agena Biosciences, Inc., we expect historical Continuous Monitoring continue to decline in significance compared to Mesa’s overall business. Additionally, Continuous Monitoring’s margins have grown steadily due to improved pricing models and business unit reorganization efforts, such that Continuous Monitoring’s current and future prospects are substantially similar to those of Instruments, as are the products and services offered by each division. The new Calibration Solutions division designs, manufactures, and markets quality control and calibration products used to measure or calibrate temperature, pressure, pH, humidity, and other such parameters for health and safety purposes, primarily in hospital, medical device manufacturing, pharmaceutical, and laboratory environments.

These updated segments reflect management’s approach to managing and evaluating the business following the recent Agena Bioscience, Inc. and Gyros Protein Technologies acquisitions, which vastly increased the Company’s product and service offerings. The segments are organized to align with management’s expectation that over 90% of Mesa’s future revenues will be generated from sales to pharmaceutical, medical device, and healthcare service verticals. Additionally, the updated segments provide a transparent and disaggregated view of the businesses driving the Company’s revenues growth and margins, both now and as expected in the future. The new reportable segments closely align with how management views the business, and will streamline discussions of similar businesses for the benefit of our shareholders.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacture of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.